EXHIBIT 99.3
H3C Summary Financial Information Provided to Bank Lenders
H3C Holdings Limited
For the Fiscal Q2-2008 Ended June 30, 2008
(Unaudited; amounts in thousands except percentages)

	Q2-08	Q2-07
Items
Sales	$218,188	$187,101
Gross Profit	$129,939	$108,658
Gross profit as a percent of sales	59.6%	58.1%
Consolidated Adjusted EBITDA	$76,542	$60,209
Consolidated Adjusted EBITDA as a percent of sales	35.1%	32.2%
Taxes	$3,568	$(4,398)
Deferred income tax	$(899)	$(6,416)
Consolidated Net Income	$41,989	$30,444
Net Income based on GAAP	$41,989	$30,444
Cash, Cash Equivalents and short term investments	$443,245	$404,049
Net property plant and equipment	$19,993	$20,761
Consolidated Working Capital	$32,381	$(50,136)
Capital expenditure	$2,767	$1,843
Capital Expenditure as a percent of sales	1.3%	1.0%
Increase in Consolidated Working Capital	$82,517	$(44,981)
The result of Consolidated Adjusted EBITDA less
Consolidated Working Capital	$44,161	$110,345
Defined terms have the definitions ascribed to such terms in the Company’s senior secured credit agreement.